Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Innovative Solutions and Support, LLC, a Pennsylvania limited liability company

IS&S Delaware, Inc., a Delaware corporation

IS&S Holdings, Inc., a Delaware corporation

IS&S Aviation, Inc., a Delaware corporation